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                                                                    Exhibit 99.1

                            PUC DOCKET NO. __________

APPLICATION OF CENTERPOINT   SECTION          BEFORE THE
ENERGY HOUSTON ELECTRIC,     SECTION   PUBLIC UTILITY COMMISSION
LLC FOR A FINANCING ORDER    SECTION           OF TEXAS

             APPLICATION OF CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC
                              FOR A FINANCING ORDER

          CenterPoint Energy Houston Electric, LLC ("CenterPoint Houston") files this application for a financing order ("Application") pursuant to Subchapter G of Chapter 39 of the Public Utility Regulatory Act ("PURA") to securitize the true-up balance determined by the Commission in Docket 29526.

                                 I. INTRODUCTION

          Securitization financing was approved by the Texas legislature "because this type of debt will lower the carrying costs of the assets relative to the costs that would be incurred using conventional utility financing methods," thereby providing benefits to ratepayers. PURA Section 39.301. The tangible and quantifiable benefits to ratepayers that result from securitization are best measured by comparing the present value of the revenue stream associated with securitized transition bond with the present value of the revenue stream that would result from the use of conventional financing techniques for recovery of the same qualified costs. Applying those present value techniques, under current market conditions, the potential savings from the securitization proposed in this Application are enormous. CenterPoint Houston estimates that ratepayers will save approximately $925 million on a present value basis, or $1.117 billion on a nominal basis, as compared to recovery of the same qualified costs through non-securitizable competition transition charges ("CTCs"). Phrased differently, for each dollar of qualified costs that is not securitized an additional $1.35 would have to be collected through CTCs.
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                         II. AUTHORIZED REPRESENTATIVES

          The telephone numbers and addresses of CenterPoint Houston's authorized legal representatives are as follows:

               Scott E. Rozzell
               Executive Vice President and General Counsel
               CenterPoint Energy, Inc.
               P.O. Box 61867
               Houston, Texas 77208
               (713) 207-7789
               (713) 207-0141 (fax)

               I. Jay Golub
               Jason M. Ryan
               Baker Botts LLP
               910 Louisiana
               Houston, Texas 77002
               (713) 229-1234
               (713) 229-1522 (fax)

          The telephone number and address of CenterPoint Houston's authorized business representative are as follows:

               James N. Purdue
               Director, Rates and Load Research
               CenterPoint Energy, Inc.
               P.O. Box 4567
               Houston, Texas 77210
               (713) 207-7245
               (713) 207-9819 (fax)

          CenterPoint Houston requests that all information and documents in this proceeding be served on each of the persons above at their respective addresses or fax numbers.

                                III. JURISDICTION

          The Public Utility Commission of Texas ("Commission") has jurisdiction over this Application pursuant to PURA Sections 14.001 and 39.303.


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                      IV. AFFECTED PERSONS AND TERRITORIES

          The Application, if approved, will affect all retail electric providers ("REPs") serving end-use retail electric customers in CenterPoint Houston's certificated service territory as it existed on May 1, 1999, and may affect the retail electric customers of those REPs, depending on how the REPs are required to or choose to pass along to their retail electric customers the transition charges resulting from this Application.

                        V. REQUEST FOR A FINANCING ORDER

          The Commission's November 23, 2004 final order in Docket No. 29526 determined that CenterPoint Houston's total true-up balance as of August 31, 2004 (including interest as of that date) was $2,300,888,665.(1) The final total true-up balance, however, will continue to increase by the amount of excess mitigation credits provided by CenterPoint Houston and additional interest accrued after August 31, 2004.(2) Pursuant to Substantive Rule 25.263(l), CenterPoint Houston is entitled to "securitize any or all of the amounts" determined in Docket No. 29526, including interest on that balance, (i.e., the final total true-up amount) until the balance is "fully recovered."

1.   THE STRUCTURE OF THE PROPOSED SECURITIZATION TRANSACTION

          To facilitate the proposed securitization transaction, CenterPoint Houston proposes that a special purpose entity transition bond company ("BondCo") be created. CenterPoint Houston's rights to impose, collect, and receive transition charges along with CenterPoint Houston's other rights, title, and interest in the requested financing order will be transferred to BondCo. Upon transfer, these rights will become transition property as provided

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(1)  Docket No. 29526, Application of CenterPoint Energy Houston Electric, LLC,
     Reliant Energy Retail Services, LLC, and Texas Genco, LP to Determine Stranded Costs and Other True-Up Balances Pursuant to PURA Section 39.262, Final Order at 220 (Nov. 23, 2004).

(2)  Id. at 73, 176.


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by PURA Section 39.304. BondCo will issue transition bonds and will transfer the net proceeds from the sale of the transition bonds to CenterPoint Houston in consideration for the transfer of the transition property. CenterPoint Houston will use the proceeds it receives from the sale of the transition property to reduce its debt and equity and to adjust its capitalization on its regulatory books. The structure of the proposed securitization transaction is set forth in further detail in the Direct Testimony of Wayne Olson and in other testimony and documents contained in the filing package.

2.   THE AMOUNT OF QUALIFIED COSTS

          Securitization of the final total true-up balance provides substantial savings to ratepayers. Moreover, it reflects CenterPoint Houston's commitment to recover its qualified costs in the manner that has the least impact on consumers. In this Application, therefore, CenterPoint Houston requests a financing order to issue transition bonds in the original principal amount not to exceed (1) the total true-up balance ($2,300,888,665) determined by the Commission in Docket No. 29526(3) plus (a) the amount of excess mitigation credits provided by CenterPoint Houston after August 31, 2004, through the date of issuance of the transition bonds, (b) interest accrued after August 31, 2004, through the date of issuance of the transition bonds, and (c) up-front qualified costs,(4) minus (2) an amount to reflect the present value of the benefits associated with applicable accumulated deferred federal income taxes ("ADFIT"). The amount

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(3)  CenterPoint Houston's request to securitize the total true-up balance determined in the November 23, 2004 order in Docket No. 29526 is, and any issuance of transition bonds pursuant to the requested financing order will be, without prejudice to its right to seek modification of that balance through rehearing or appeal.

(4) As provided in PURA Section 39.302(4), up-front qualified costs include the costs of issuing, supporting, and servicing the transition bonds, the costs of retiring and refunding existing debt and equity securities in connection with issuance of the transition bonds, fees and expenses paid by the Commission to acquire professional services for the purpose of evaluating CenterPoint Houston's proposed securitization transaction, the costs of possible swap or hedge agreements, and the costs of credit enhancements relating to marketability of the transition bonds entered into under the circumstances described in this Application.


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of qualified costs is set forth in further detail in the Direct Testimony of
James S. Brian and in other testimony and documents contained in the filing package.

          Based on comments in pre-filing meetings, it appears that some potential intervenors may contend that CenterPoint Houston cannot securitize a portion of the total true-up balance equal to the sum of the capacity auction true-up and final fuel factor. That argument, if adopted, would reduce the amount of qualified costs securitized to $1.494 billion(5) and would require the implementation of CTCs with an 11.37% interest rate to recover the remaining $807 million. Subchapter G of Chapter 39 of PURA allows CenterPoint Houston to securitize stranded costs, but it does not define stranded costs. The Commission, in Substantive Rule 25.263, determined that the entire true-up balance could be securitized. Because of securitization's significant benefits to ratepayers, CenterPoint Houston agrees with the Commission's interpretation of the Legislature's intent to permit securitization of the entire true-up balance.

          While CenterPoint Houston does not advocate severing any portion of the total true-up balance for recovery through CTCs, Mr. Brian's testimony includes information showing that securitization of the $1.494 billion balance also provides significant benefits to ratepayers when compared to use of a CTC to recover the same balance. As expected, however, such benefits are much smaller than can be achieved if the entire total true-up balance is securitized.

          CenterPoint Houston is also presenting an analysis of the additional costs that ratepayers will incur if the remaining $807 million in qualified costs were recovered through CTCs as opposed to securitized transition bonds. Over the 14-year recovery period, ratepayers in

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(5)  This reflects the total true-up balance less the capacity auction true-up and final fuel factor amounts and less the present value benefits of ADFIT. It does not include adjustments for excess mitigation credits and interest from August 2004 through the date the bonds are issued.


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CenterPoint Houston's service territory would pay $500 million more on a nominal basis if the remaining $807 million is not securitized.

          Put in terms of the rates paid by the Commission's benchmark residential consumer (i.e., 1000 kWh/month), the monthly charge if the total true-up balance is securitized using the phase-in structure (discussed below) will be approximately $0.61 per month, in the first year and $2.99 per month beginning in the third year. Using the same phase-in structure, the residential consumer would have to pay monthly transition charges of $0.87 and monthly CTCs of $1.59 for a combined monthly charge of $2.46 in the first year and $3.75 beginning in the third year if the total true-up balance is split, with $1.494 billion securitized and the remaining $807 million recovered through CTCs.(6) Other than hoping to delay these proceedings,(7) it is unclear why any intervenor purporting to represent consumer interests would view this as a beneficial outcome.

3.   THE ALTERNATIVE STRUCTURES OF TRANSITION CHARGES

          CenterPoint Houston proposes to include the transition charges for recovery of the above-mentioned qualified costs over a term of 14 years in a new Schedule TC2 to its current Tariff for Retail Delivery Service. This Application presents two alternative structures of those transition charges. The first alternative, the "phase-in structure," limits the transition charges to approximately $50 million per year during the first two years with an increase in transition charges applicable to the third through fourteenth years. The second alternative, the "level structure," provides for essentially level transition charges to the residential class for the entire

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(6)  Under the level structure, securitization of the total true-up balance would increase the benchmark residential consumer's monthly charge by $2.60 per month. The same customer's monthly charge would increase by $3.54 if $1.494 billion is securitized and the remaining $807 million is recovered through a CTC.

(7) Delay involves the risk of rising interest rates which further increase ratepayer costs. As Federal Reserve Board Chairman Greenspan recently remarked: "Rising interest rates have been advertised for so long and in so many places that anyone who hasn't appropriately hedged his position by now obviously is desirous of losing money."


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expected 14-year term of the transition bonds. Although the interest rates associated with the phase-in structure are higher than with the level structure, CenterPoint Houston believes that most consumers will prefer the phase-in structure. CenterPoint Houston therefore recommends adoption of the phase-in structure. These alternative structures are discussed in further detail in the Direct Testimony of Marc Kilbride.

          The Direct Testimony of James N. Purdue sets forth the impact on ratepayers under both alternative structures.(8) The phase-in structure would initially increase rates for Commission benchmark residential customers by approximately 0.0607 cent(s) per kWh ($0.61 per month), followed by an additional 0.2393 cent(s) per kWh ($2.39 per month) increase after the first two years. The level structure would increase residential rates by approximately
0.2599 cent(s) per kWh or $2.60 per month. By way of comparison, other increases to the price to beat, which have nothing to do with CenterPoint Energy charges, dwarf the increases that would result from either alternative in this transaction. The rates to residential price-to-beat customers in CenterPoint Houston's service territory have increased by approximately $24.30 per month since January 1, 2002. None of the price-to-beat increases were attributable to increases in CenterPoint Houston's rates. Calculation of the Schedule TC2 transition charges and allocation thereof to the transition charge classes is set forth in further detail in Mr. Purdue's testimony. The Direct Testimony of James S. Brian presents evidence that the public benefits tests in PURA Sections
39.301 and 39.303(a) are satisfied under both alternative structures.(9) For example, the present value of the transition charges is $2.236 billion in the expected case under the phase-in structure and $2.250 billion in the expected case under the level structure. That compares to the present value

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(8)  The calculations assume that the price-to-beat rate is increased by the exact amount of the transition charges.

(9) The examples provided herein relate to the residential class; other transition charge classes would achieve comparable savings. In addition, these examples assume securitization of the entire total true-up balance, although as set forth in Mr. Brian's testimony, the public benefits tests are still met with securitization of the lower amount advocated by some potential intervenors.


                                        7
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using conventional financing (i.e., CTCs) of $3.161 billion under the phase-in and $3.193 billion under the level structure. The resulting difference, which represents the expected tangible and quantifiable benefits of securitization, is either $925 million under the phase-in structure or $943 million under the level structure. Moreover, benefits continue to exist under the level structure even under a worst case scenario in which interest rates double to 9% by the time the transition bonds can be issued. Under the worst case scenario, doubling the assumed transition bond rate, and thus the discount rate, to 9% yields a present value of $2.164 billion under the phase-in structure and $2.196 billion under the level structure, but a present value of $2.410 billion under conventional financing (i.e., CTCs). This would result in tangible and quantifiable benefits of $246 million under the phase-in structure or $214 million in the level structure under the worst case scenario. Details of how the proposed securitization meets the remaining public benefits tests are set forth in Mr. Brian's testimony.

4.   REQUEST FOR APPROVAL

          CenterPoint Houston requests approval of the structure of the securitization transaction as proposed, transition charges in an amount sufficient to recover the qualified costs, and approval of the form of Schedule TC2 to implement those transition charges.

                      VI. DESCRIPTION OF THE FILING PACKAGE

          The Commission did not develop a filing package for securitization applications to recover the true-up balances determined under PURA Section
39.262. As a result, CenterPoint Houston has modified the filing package adopted by the Commission in 1999 for use in the prior securitizations of regulatory assets to reflect the different nature of the costs that will be securitized through the financing order in this proceeding.(10) The filing package submitted in support of this Application contains the following documents: the application; an executive

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(10) The 1999 filing package was developed in Project No. 21046, Development of
     Securitization Application Form.


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summary; the direct testimony and exhibits of four witnesses; eight schedules adapted from the 1999 filing package; a draft term sheet for the proposed securitization transaction; a draft financing order; a proposed Schedule TC2; drafts of related applications to the Securities and Exchange Commission ("SEC"), Internal Revenue Service ("IRS"), and Texas Comptroller; drafts of principal agreements related to the securitization; and workpapers.

          VII. RELATION OF THE REQUESTED FINANCING ORDER TO A POSSIBLE REQUEST FOR COMPETITION TRANSITION CHARGES

          In a separate proceeding required by Substantive Rule 25.263(n) to be initiated within 60 days after the order in Docket No. 29526 becomes appealable, CenterPoint Houston will seek approval of CTCs sufficient to recover part or all of the true-up balances determined by the Commission in Docket No. 29526 and a tariff to implement those CTCs. The CTCs, if approved prior to completion of the securitization financing proposed in this Application, would be in effect until the transition charges requested in this Application become effective and would remain in effect thereafter only to the extent that the CTCs recover costs that are not included in the securitized transition charges. To the extent any of the qualified costs addressed in this Application are recovered through such CTCs, the amount of transition charges will be commensurately reduced to ensure that there is no double recovery of those qualified costs and that all of the costs are recovered through a combination of the two charges.

                 VIII. TERMINATION OF EXCESS MITIGATION CREDITS

          CenterPoint Houston will be filing a separate request to terminate the excess mitigation credits left in place by the order in Docket No. 29526. The requested termination would be effective not later than the earlier of (i) the effective date of the transition charges requested in this Application or (ii) the effective date of the CTCs discussed above. CenterPoint


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Houston expressly reserves the right to seek earlier termination of the excess mitigation credits from the Commission or a court of competent jurisdiction.

                              IX. PROTECTIVE ORDER

          CenterPoint Houston requests entry of the protective order attached as Attachment 1. This protective order is the same as that used in Docket No. 29526. CenterPoint Houston has designated the drafts of the SEC filings and the drafts of the IRS and Texas Comptroller tax ruling requests as Protected Materials under the terms of the proposed protective order. CenterPoint Houston anticipates that the SEC filings will remain protected only until such time as they have been filed at the SEC; the tax ruling requests will remain protected indefinitely.

                         X. PROPOSED PROCEDURAL SCHEDULE

          PURA Section 39.303(e) requires the Commission to issue a financing order "not later than 90 days after the utility files its request." But not only is such expedited action mandated by statute, in this case it is in the public interest. Pursuant to the order in Docket No. 29526, the qualified costs are increasing at a rate of approximately $9 million per week.(11) Moreover, the interest rates currently available for securitization financing are low by historical standards and thus are more likely to increase than to decline in the coming months. Based on the projected principal amount of the transition bonds, every 100 basis-point increase in interest rates will increase average annual transition charges by $14 million. CenterPoint Houston therefore requests that the Commission retain this Application rather than referring it to the State Office of Administrative Hearings. Attachment 2 is a proposed procedural schedule that would result in completion of this docket in the 90 days provided for in PURA Section 39.303(e).

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(11) The qualified cost balance is increasing by approximately $5 million per week as a result of interest accumulating on the total true-up balance. The qualified cost balance is also increasing by approximately $4 million per week as a result of the continuation of the excess mitigation credits.


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                                   XI. NOTICE

          Attachment 3 is CenterPoint Houston's proposed form of public notice. CenterPoint Houston requests approval of this notice and CenterPoint Houston's proposal to publish it once each week for two successive weeks in newspapers of general circulation in CenterPoint Houston's service area. Publication would occur as soon as practicable following approval of the form of the notice. CenterPoint Houston also proposes and seeks approval to provide this notice by certified mail to each REP listed on the Commission's website. Although the Commission has exclusive original jurisdiction over this Application, Attachment 4 is CenterPoint Houston's proposed form of notice to the governing bodies of all Texas incorporated municipalities retaining original jurisdiction over its rates. Proof of publication in the form of publishers' affidavits and the provision of notice to the municipalities and REPs will be submitted as soon as such documentation is available.

          In addition to the notice discussed above, CenterPoint Houston has provided notice of the filing of this Application to each party that participated in Docket No. 29526 by providing a copy of this Application to the attorneys of record in that proceeding.

                                  XII. PRAYER

          WHEREFORE, PREMISES CONSIDERED, CenterPoint Houston prays that this Application be granted, that the Financing Order required by PURA Section 39.303 be issued and for such other relief to which it may be entitled.


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                                        Respectfully submitted,

                                        /s/ Scott E. Rozzell
                                        ----------------------------------------
I. Jay Golub                            Scott E. Rozzell, Executive Vice
State Bar No. 08115000                     President and General Counsel
Jason M. Ryan                           State Bar No. 17359800
State Bar No. 24033150                  P.O. Box 61867
Baker Botts L.L.P.                      Houston, Texas 77208
910 Louisiana Street                    (713) 207-7789
Houston, Texas 77002                    (713) 207-0141 (fax)
(713) 229-1234
(713) 229-1522 (fax)

                                  ATTORNEYS FOR
                    CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC


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                             CERTIFICATE OF SERVICE

     I hereby certify that a true and correct copy of the foregoing document was served on all parties of record in Docket No. 29526, Application of CenterPoint Energy Houston Electric, LLC, Reliant Energy Retail Services, LLC and Texas Genco, LP to Determine Stranded Costs and other True-Up Balances Pursuant to PURA Section 39.262 by facsimile transmission, hand delivery, or overnight delivery on this 2nd day of December, 2004.


                                        ----------------------------------------


                                       13
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                                DOCKET NO. _____

APPLICATION OF CENTERPOINT     SECTION   PUBLIC UTILITY COMMISSION
ENERGY HOUSTON ELECTRIC, LLC   SECTION
FOR A FINANCING ORDER          SECTION            OF TEXAS

                                PROTECTIVE ORDER

     This Protective Order shall govern the use of all information deemed confidential (Protected Materials) or highly confidential (Highly Sensitive Protected Materials) by a party providing information to the Public Utility Commission of Texas (Commission), including information whose confidentiality is currently under dispute.

     It is ORDERED that:

1. DESIGNATION OF PROTECTED MATERIALS. Upon producing or filing a document, including, but not limited to, records stored or encoded on a computer disk or other similar electronic storage medium in this proceeding, the producing party may designate that document, or any portion of it, as confidential pursuant to this Protective Order by typing or stamping on its face "PROTECTED PURSUANT TO PROTECTIVE ORDER ISSUED IN DOCKET NO. _____" or words to this effect and consecutively Bates Stamping each page. Protected Materials and Highly Sensitive Protected Materials include not only the documents so designated, but also the substance of the information contained in the documents and any description, report, summary, or statement about the substance of the information contained in the documents.

2.   MATERIALS EXCLUDED FROM PROTECTED MATERIALS DESIGNATION. Protected
     Materials shall not include any information or document contained in the public files of the Commission or any other federal or state agency, court, or local governmental authority subject to the Texas Public Information
     Act. Protected Materials also shall not include documents or information which at the time of, or prior to disclosure in a proceeding, is or was public knowledge, or which becomes public knowledge other than through disclosure in violation of this Protective Order.
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DOCKET NO. _____                PROTECTIVE ORDER                    PAGE 2 OF 18


3. REVIEWING PARTY. For the purposes of this Protective Order, a "Reviewing Party" is any party to this docket.

4. PROCEDURES FOR DESIGNATION OF PROTECTED MATERIALS. On or before the date the Protected Materials or Highly Sensitive Protected Materials are provided to the Commission, the producing party shall file with the Commission and deliver to each party to the proceeding a written statement, which may be in the form of an objection, indicating: (i) any and all exemptions to the Public Information Act, TEX. GOV'T CODE ANN., Chapter 552, claimed to be applicable to the alleged Protected Materials; (ii) the reasons supporting the providing party's claim that the responsive information is exempt from public disclosure under the Public Information Act and subject to treatment as protected materials; and (iii) that counsel for the providing party has reviewed the information sufficiently to state in good faith that the information is exempt from public disclosure under the Public Information Act and merits the Protected Materials designation.

5. PERSONS PERMITTED ACCESS TO PROTECTED MATERIALS. Except as otherwise provided in this Protective Order, a Reviewing Party shall be permitted access to Protected Materials only through its "Reviewing Representatives" who have signed the Protective Order Certification Form. Reviewing Representatives of a Reviewing Party include its counsel of record in this proceeding and associated attorneys, paralegals, economists, statisticians, accountants, consultants, or other persons employed or retained by the Reviewing Party and directly engaged in this proceeding. At the request of the PUC Commissioners, or their staff, copies of Protected Materials may be produced by Commission Staff or the Policy Development Division (PDD) to the Commissioners. The Commissioners and their staff shall be informed of the existence and coverage of this Protective Order and shall observe the restrictions of the Protective Order.

6. HIGHLY SENSITIVE PROTECTED MATERIAL DESCRIBED. The term "Highly Sensitive Protected Materials" is a subset of Protected Materials and refers to documents or information which a producing party claims is of such a highly sensitive nature that making copies of such documents or information or providing access to such
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DOCKET NO. _____                PROTECTIVE ORDER                    PAGE 3 OF 18


     documents to employees of the Reviewing Party (except as set forth herein) would expose a producing party to unreasonable risk of harm, including but not limited to: (a) customer-specific information protected by Section 32.101(c) of the Public Utility Regulatory Act(1); (b) contractual information pertaining to contracts that specify that their terms are confidential or which are confidential pursuant to an order entered in litigation to which the producing party is a party; (c) market-sensitive fuel price forecasts, wholesale transactions information and/or market-sensitive marketing plans; and (d) business operations or financial information that is commercially sensitive. Documents or information so classified by a producing party shall bear the designation "HIGHLY SENSITIVE PROTECTED MATERIALS PROVIDED PURSUANT TO PROTECTIVE ORDER ISSUED IN DOCKET NO. _____" or words to this effect and shall be consecutively Bates Stamped in accordance with the provisions of this Protective Order. The provisions of this Protective Order pertaining to Protected Materials also apply to Highly Sensitive Protected Materials, except where this Protective Order provides for additional protections for Highly Sensitive Protected Materials. In particular, the procedures herein for challenging the producing party's designation of information as Protected Materials also apply to information that a producing party designates as Highly Sensitive Protected Materials.

7. RESTRICTIONS ON COPYING AND INSPECTION OF HIGHLY SENSITIVE PROTECTED MATERIAL. Except as expressly provided herein, only one copy may be made of any Highly Sensitive Protected Materials except that additional copies may be made in order to have sufficient copies for introduction of the material into the evidentiary record if the material is to be offered for admission into the record. A record of any copies that are made of Highly Sensitive Protected Material shall be kept and a copy of the record shall be sent to the producing party at the time the copy or copies are made. The record shall include information on the location and the person in possession of the copy. Highly Sensitive Protected Material shall be made available for inspection only at the location or locations provided

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(1)  Public Utility Regulatory Act, TEX. UTIL. CODE ANN., Section 32.101 (c)
     (Vernon 1998 & Supp. 2004) (PURA).
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DOCKET NO. _____                PROTECTIVE ORDER                    PAGE 4 OF 18


     by the producing party, except as provided by Paragraph 9. Limited notes may be made of Highly Sensitive Protected Materials, and such notes shall themselves be treated as Highly Sensitive Protected Materials unless such notes are limited to a description of the document and a general characterization of its subject matter in a manner that does not state any substantive information contained in the document.

8. RESTRICTING PERSONS WHO MAY HAVE ACCESS TO HIGHLY SENSITIVE PROTECTED MATERIAL. With the exception of Commission Staff, The Office of the Attorney General (OAG), and the Office of Public Utility Counsel (OPC), and except as provided herein, the Reviewing Representatives for the purpose of access to Highly Sensitive Protected Materials may be persons who are (i) outside counsel for the Reviewing Party, (ii) outside consultants for the Reviewing Party working under the direction of Reviewing Party's counsel or, (iii) employees of the Reviewing Party working with and under the direction of Reviewing Party's counsel who have been authorized by the presiding officer to review Highly Sensitive Protected Materials. The Reviewing Party shall limit the number of Reviewing Representatives that review each Highly Sensitive Protected document to the minimum number of persons necessary. The Reviewing Party is under a good faith obligation to limit access to each portion of any Highly Sensitive Protected Materials to two Reviewing Representatives whenever possible. Reviewing Representatives for Commission Staff and OPC, for the purpose of access to Highly Sensitive Protected Materials, shall consist of their respective counsel of record in this proceeding and associated attorneys, paralegals, economists, statisticians, accountants, consultants, or other persons employed or retained by them and directly engaged in these proceedings.

9. COPIES PROVIDED OF HIGHLY SENSITIVE PROTECTED MATERIAL. A producing party shall provide one copy of Highly Sensitive Protected Materials specifically requested by the Reviewing Party to the person designated by the Reviewing Party who must be a person authorized to review Highly Sensitive Protected Material under Paragraph 8, and be either outside counsel or an outside consultant. Other representatives of the reviewing party who are authorized to
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DOCKET NO. _____                PROTECTIVE ORDER                    PAGE 5 OF 18


     view Highly Sensitive Material may review the copy of Highly Sensitive Protected Materials at the office of the Reviewing Party's representative designated to receive the information. Any Highly Sensitive Protected documents provided to a Reviewing Party may not be copied except as provided in Paragraph 7 and shall be returned along with any copies made pursuant to Paragraph 7 to the producing party within two weeks after the close of the evidence in this proceeding. The restrictions contained herein do not apply to Commission Staff, OPC, and the Office of the Attorney General (OAG) when the OAG is a representing a party to the proceeding.

10. PROCEDURES IN PARAGRAPHS 10-14 APPLY TO COMMISSION STAFF, OPC, AND THE OAG AND CONTROL IN THE EVENT OF CONFLICT. The procedures set forth in Paragraphs 10 through 14 apply to responses to requests for documents or information that the producing party designates as Highly Sensitive Protected Materials and provides to Commission Staff, OPC, and the OAG in recognition of their purely public functions. To the extent the requirements of Paragraphs 10 through 14 conflict with any requirements contained in other paragraphs of this Protective Order, the requirements of these Paragraphs shall control.

11. COPY OF HIGHLY SENSITIVE PROTECTED MATERIAL TO BE PROVIDED TO COMMISSION STAFF, OPC AND THE OAG. When, in response to a request for information by a Reviewing Party, the producing party makes available for review documents or information claimed to be Highly Sensitive Protected Materials, the producing party shall also deliver one copy of the Highly Sensitive Protected Materials to the Commission Staff, OPC, and the OAG (if the OAG is representing a party) in Austin, Texas. Provided however, that in the event such Highly Sensitive Protected Materials are voluminous, the materials will be made available for review by Commission Staff, OPC, and the OAG (if the OAG is representing a party) at the designated office in Austin, Texas. The Commission Staff, OPC and the OAG (if the OAG is representing a party) may request such copies as are necessary of such voluminous material under the copying procedures set forth herein.

DOCKET NO. _____                PROTECTIVE ORDER                    PAGE 6 OF 18


12. DELIVERY OF THE COPY OF HIGHLY SENSITIVE PROTECTED MATERIAL TO STAFF AND OUTSIDE CONSULTANTS. The Commission Staff, OPC, and the OAG (if the OAG is representing a party) may deliver the copy of Highly Sensitive Protected Materials received by them to the appropriate members of their staff for review, provided such staff members first sign the certification provided in Paragraph 15. After obtaining the agreement of the producing party, Commission Staff, OPC, and the OAG (if the OAG is representing a party) may deliver the copy of Highly Sensitive Protected Materials received by it to the agreed, appropriate members of their outside consultants for review, provided such outside consultants first sign the certification attached hereto.

13. RESTRICTION ON COPYING BY COMMISSION STAFF, OPC AND THE OAG. Except as allowed by Paragraph 7, Commission Staff, OPC and the OAG may not make additional copies of the Highly Sensitive Protected Materials furnished to them unless the producing party agrees in writing otherwise, or, upon a showing of good cause, the presiding officer directs otherwise. Limited notes may be made by Commission Staff, OPC, and the OAG (if the OAG is representing a party) of Highly Sensitive Protected Materials furnished to them and all such handwritten notes will be treated as Highly Sensitive Protected Materials as are the materials from which the notes are taken.

14. PUBLIC INFORMATION REQUESTS. In the event of a request for any of the Highly Sensitive Protected Materials under the Public Information Act, an authorized representative of the Commission OPC, or the OAG may furnish a copy of the requested Highly Sensitive Protected Materials to the Open Records Division at the OAG together with a copy of this Protective Order after notifying the producing party that such documents are being furnished to the OAG. Such notification may be provided simultaneously with the delivery of the Highly Sensitive Protected Materials to the OAG.

15. REQUIRED CERTIFICATION. Each person who inspects the Protected Materials shall, before such inspection, agree in writing to the following certification set forth in the Attachment to this Protective Order:

DOCKET NO. _____                PROTECTIVE ORDER                    PAGE 7 OF 18


          I certify my understanding that the Protected Materials are provided to me pursuant to the terms and restrictions of the Protective Order in this docket, and that I have been given a copy of it and have read the Protective Order and agree to be bound by it. I understand that the contents of the Protected Materials, any notes, memoranda, or any other form of information regarding or derived from the Protected Materials shall not be disclosed to anyone other than in accordance with the Protective Order and unless I am an employee of the Commission or OPC shall be used only for the purpose of the proceeding in Docket No. _____. I acknowledge that the obligations imposed by this certification are pursuant to such Protective Order. Provided, however, if the information contained in the Protected Materials is obtained from independent public sources, the understanding stated herein shall not apply.

     In addition, Reviewing Representatives who are permitted access to Highly Sensitive Protected Material under the terms of this Protective Order shall, before inspection of such material, agree in writing to the following certification set forth in the Attachment to this Protective Order:

          I certify that I am eligible to have access to Highly Sensitive Protected Material under the terms of the Protective Order in this docket.

     A copy of each signed certification shall be provided by the reviewing party to Counsel for the producing party and served upon all parties of record.

16. DISCLOSURES BETWEEN REVIEWING REPRESENTATIVES AND CONTINUATION OF DISCLOSURE RESTRICTIONS AFTER A PERSON IS NO LONGER ENGAGED IN THE PROCEEDING. Any Reviewing Representative may disclose Protected Materials, other than Highly Sensitive Protected Materials, to any other person who is a Reviewing Representative provided that, if the person to whom disclosure is to be made has not executed and provided for delivery of a signed certification to the

DOCKET NO. _____                PROTECTIVE ORDER                    PAGE 8 OF 18


     party asserting confidentiality, that certification shall be executed prior to any disclosure. A Reviewing Representative may disclose Highly Sensitive Protected Material to other Reviewing Representatives who are permitted access to such material and have executed the additional certification required for persons who receive access to Highly Sensitive Protected Material. In the event that any Reviewing Representative to whom Protected Materials are disclosed ceases to be engaged in these proceedings, access to Protected Materials by that person shall be terminated and all notes, memoranda, or other information derived from the protected material shall either be destroyed or given to another Reviewing Representative of that party who is authorized pursuant to this Protective Order to receive the protected materials. Any person who has agreed to the foregoing certification shall continue to be bound by the provisions of this Protective Order so long as it is in effect, even if no longer engaged in these proceedings.

17. PRODUCING PARTY TO PROVIDE ONE COPY OF CERTAIN PROTECTED MATERIAL AND PROCEDURES FOR MAKING ADDITIONAL COPIES OF SUCH MATERIALS. Except for Highly Sensitive Protected Materials, which shall be provided to the Reviewing Parties pursuant to Paragraphs 9, and voluminous Protected Materials, the producing party shall provide a Reviewing Party one copy of the Protected Materials upon receipt of the signed certification described in Paragraph 15. Except for Highly Sensitive Protected Materials, a Reviewing Party may make further copies of Protected Materials for use in this proceeding pursuant to this Protective Order, but a record shall be maintained as to the documents reproduced and the number of copies made, and upon request the Reviewing Party shall provide the party asserting confidentiality with a copy of that record.

18. PROCEDURES REGARDING VOLUMINOUS PROTECTED MATERIALS. Production of voluminous Protected Materials will be governed by P.U.C. PROC. R. 22.144(h). Voluminous Protected Materials will be made available in the producing party's voluminous room, in Austin, Texas, or at a mutually agreed upon location, Monday through Friday, 9:00 a.m. to 5:00 p.m. (except on state or Federal holidays), and at other mutually convenient times upon reasonable request.

DOCKET NO. _____                PROTECTIVE ORDER                    PAGE 9 OF 18


19. REVIEWING PERIOD DEFINED. The Protected Materials may be reviewed only during the Reviewing Period, which shall commence upon entry of this Protective Order and continue until the expiration of the Commission's plenary jurisdiction. The Reviewing Period shall reopen if the Commission regains jurisdiction due to a remand as provided by law. Protected materials that are admitted into the evidentiary record or accompanying the evidentiary record as offers of proof may be reviewed throughout the pendency of this proceeding and any appeals.

20. PROCEDURES FOR MAKING COPIES OF VOLUMINOUS PROTECTED MATERIALS. Other than Highly Sensitive Protected Materials, Reviewing Parties may take notes regarding the information contained in voluminous Protected Materials made available for inspection or they may make photographic, mechanical or electronic copies of the Protected Materials, subject to the conditions hereof; provided, however, that before photographic, mechanical or electronic copies can be made, the Reviewing Party seeking photographic, mechanical or electronic copies must complete a written receipt for copies on the attached form identifying each piece of Protected Materials or portions thereof the Reviewing Party will need.

21. PROTECTED MATERIALS TO BE USED SOLELY FOR THE PURPOSES OF THESE PROCEEDINGS. All Protected Materials shall be made available to the Reviewing Parties and their Reviewing Representatives solely for the purposes of these proceedings. Access to the Protected Materials may not be used in the furtherance of any other purpose, including, without limitation: (i) any other pending or potential proceeding involving any claim, complaint, or other grievance of whatever nature, except appellate review proceedings that may arise from or be subject to these proceedings; or (ii) any business or competitive endeavor of whatever nature. Because of their statutory regulatory obligations, these restrictions do not apply to Commission Staff or OPC.

22. PROCEDURES FOR CONFIDENTIAL TREATMENT OF PROTECTED MATERIALS AND INFORMATION DERIVED FROM THOSE MATERIALS. Protected Materials, as well as a Reviewing Party's notes, memoranda, or other information regarding or derived from the Protected Materials are to be treated confidentially by the Reviewing

DOCKET NO. _____                PROTECTIVE ORDER                   PAGE 10 OF 18


     Party and shall not be disclosed or used by the Reviewing Party except as permitted and provided in this Protective Order. Information derived from or describing the Protected Materials shall be maintained in a secure place and shall not be placed in the public or general files of the Reviewing Party except in accordance with the provisions of this Protective Order. A Reviewing Party must take all reasonable precautions to insure that the Protected Materials including notes and analyses made from Protected Materials that disclose Protected Materials are not viewed or taken by any person other than a Reviewing Representative of a Reviewing Party.

23. PROCEDURES FOR SUBMISSION OF PROTECTED MATERIALS. If a Reviewing Party tenders for filing any Protected Materials, including Highly Sensitive Protected Materials, or any written testimony, exhibit, brief, motion or other type of pleading or other submission at the Commission or before any other judicial body that quotes from Protected Materials or discloses the content of Protected Materials, the confidential portion of such submission shall be filed and served in sealed envelopes or other appropriate containers endorsed to the effect that they contain Protected Material or Highly Sensitive Protected Material and are sealed pursuant to this Protective Order. If filed at the Commission, such documents shall be marked "PROTECTED MATERIAL" and shall be filed under seal with the presiding officer and served under seal to the counsel of record for the Reviewing Parties. The presiding officer may subsequently, on his/her own motion or on motion of a party, issue a ruling respecting whether or not the inclusion, incorporation or reference to Protected Materials is such that such submission should remain under seal. If filing before a judicial body, the filing party: (i) shall notify the party which provided the information within sufficient time so that the providing party may seek a temporary sealing order; and (ii) shall otherwise follow the procedures set forth in Rule 76a, Texas Rules of Civil Procedure.

24. MAINTENANCE OF PROTECTED STATUS OF MATERIALS DURING PENDENCY OF APPEAL OF ORDER HOLDING MATERIALS ARE NOT PROTECTED MATERIALS. In the event that the presiding officer at any time in the course of this proceeding finds that all or part

DOCKET NO. _____                PROTECTIVE ORDER                   PAGE 11 OF 18


     of the Protected Materials are not confidential or proprietary, by finding, for example, that such materials have entered the public domain or materials claimed to be Highly Sensitive Protected Materials are only Protected Materials, those materials shall nevertheless be subject to the protection afforded by this Protective Order for three (3) full working days, unless otherwise ordered, from the date the party asserting confidentiality receives notice of the presiding officer's order. Such notification will be by written communication. This provision establishes a deadline for appeal of a presiding officer's order to the Commission. In the event an appeal to the Commissioners is filed within those three (3) working days from notice, the Protected Materials shall be afforded the confidential treatment and status provided in this Protective Order during the pendency of such appeal. Neither the party asserting confidentiality nor any Reviewing Party waives its right to seek additional administrative or judicial remedies after the Commission's denial of any appeal.

25. NOTICE OF INTENT TO USE PROTECTED MATERIALS OR CHANGE MATERIALS DESIGNATION. Parties intending to use Protected Materials shall notify the other parties prior to offering them into evidence or otherwise disclosing such information into the record of the proceeding. During the pendency of Docket No. _____ at the Commission, in the event that a Reviewing Party wishes to disclose Protected Materials to any person to whom disclosure is not authorized by this Protective Order, or wishes to have changed the designation of certain information or material as Protected Materials by alleging, for example, that such information or material has entered the public domain, such Reviewing Party shall first file and serve on all parties written notice of such proposed disclosure or request for change in designation, identifying with particularity each of such Protected Materials. A Reviewing Party shall at any time be able to file a written motion to challenge the designation of information as Protected Materials.

26. PROCEDURES TO CONTEST DISCLOSURE OR CHANGE IN DESIGNATION. In the event that the party asserting confidentiality wishes to contest a proposed disclosure or request for change in designation, the party asserting confidentiality shall file with the appropriate presiding officer its objection to a proposal, with supporting

DOCKET NO. _____                PROTECTIVE ORDER                   PAGE 12 OF 18


     affidavits, if any, within five (5) working days after receiving such notice of proposed disclosure or change in designation. Failure of the party asserting confidentiality to file such an objection within this period shall be deemed a waiver of objection to the proposed disclosure or request for change in designation. Within five (5) working days after the party asserting confidentiality files its objection and supporting materials, the party challenging confidentiality may respond. Any such response shall include a statement by counsel for the party challenging such confidentiality that he or she has reviewed all portions of the materials in dispute and without disclosing the Protected Materials, a statement as to why the Protected Materials should not be held to be confidential under current legal standards, or alternatively that the party asserting confidentiality for some reason did not allow such counsel to review such materials. If either party wishes to submit the material in question for in camera inspection, it shall do so no later than five (5) working days after the party challenging confidentiality has made its written filing.

27. PROCEDURES FOR PRESIDING OFFICER DETERMINATION REGARDING PROPOSED DISCLOSURE OR CHANGE IN DESIGNATION. If the party asserting confidentiality files an objection, the appropriate presiding officer will determine whether the proposed disclosure or change in designation is appropriate. Upon the request of either the producing or reviewing party or upon the presiding officer's own initiative, the presiding officer may conduct a prehearing conference. The burden is on the party asserting confidentiality to show that such proposed disclosure or change in designation should not be made. If the presiding officer determines that such proposed disclosure or change in designation should be made, disclosure shall not take place earlier than three (3) full working days after such determination unless otherwise ordered. No party waives any right to seek additional administrative or judicial remedies concerning such presiding officer's ruling.

28. MAINTENANCE OF PROTECTED STATUS DURING PERIODS SPECIFIED FOR CHALLENGING VARIOUS ORDERS. Any party electing to challenge, in the courts of this state, a Commission or presiding officer determination allowing disclosure or a change in

DOCKET NO. _____                PROTECTIVE ORDER                   PAGE 13 OF 18


     designation shall have a period of ten (10) days from: (i) the date of an unfavorable Commission order; or (ii) if the Commission does not rule on an appeal of an interim order, the date an appeal of an interim order to the Commission is overruled by operation of law, to obtain a favorable ruling in state district court. Any party challenging a state district court determination allowing disclosure or a change in designation shall have an additional period of ten (10) days from the date of the order to obtain a favorable ruling from a state appeals court. Finally, any party challenging a determination of a state appeals court allowing disclosure or a change in designation shall have an additional period of ten (10) days from the date of the order to obtain a favorable ruling from the state supreme court, or other appellate court. All Protected Materials shall be afforded the confidential treatment and status provided for in this Protective Order during the periods for challenging the various orders referenced in this paragraph. For purposes of this paragraph, a favorable ruling of a state district court, state appeals court, Supreme Court or other appellate court includes any order extending the deadlines set forth in this paragraph.

29. OTHER GROUNDS FOR OBJECTION TO USE OF PROTECTED MATERIALS REMAIN APPLICABLE. Nothing in this Protective Order shall be construed as precluding any party from objecting to the use of Protected Materials on grounds other than confidentiality, including the lack of required relevance. Nothing in this Protective Order constitutes a waiver of the right to argue for more disclosure, provided, however, that unless and until such additional disclosure is order by the Commission or a court, all parties will abide by the restrictions imposed by the Protective Order.

30. PROTECTION OF MATERIALS FROM UNAUTHORIZED DISCLOSURE. All notices, applications, responses or other correspondence shall be made in a manner which protects Protected Materials from unauthorized disclosure.

31. RETURN OF COPIES OF PROTECTED MATERIALS AND DESTRUCTION OF INFORMATION DERIVED FROM PROTECTED MATERIALS. Following the conclusion of these proceedings, each Reviewing Party must, no later than thirty (30) days following

DOCKET NO. _____                PROTECTIVE ORDER                   PAGE 14 OF 18


     receipt of the notice described below, return to the party asserting confidentiality all copies of the Protected Materials provided by that party pursuant to this Protective Order and all copies reproduced by a Reviewing Party, and counsel for each Reviewing Party must provide to the party asserting confidentiality a letter by counsel that, to the best of his or her knowledge, information, and belief, all copies of notes, memoranda, and other documents regarding or derived from the Protected Materials (including copies of Protected Materials) that have not been so returned, if any, have been destroyed, other than notes, memoranda, or other documents which contain information in a form which, if made public, would not cause disclosure of the substance of Protected Materials. As used in this Protective Order, "conclusion of these proceedings" refers to the exhaustion of available appeals, or the running of the time for the making of such appeals, as provided by applicable law. If, following any appeal, the Commission conducts a remand proceeding, then the "conclusion of these proceedings" is extended by the remand to the exhaustion of available appeals of the remand, or the running of the time for making such appeals of the remand, as provided by applicable law. Promptly following the conclusion of these proceedings, counsel for the party asserting confidentiality will send a written notice to all other parties, reminding them of their obligations under this Paragraph. Nothing in this Paragraph shall prohibit counsel for each Reviewing Party from retaining two (2) copies of any filed testimony, brief, application for rehearing, hearing exhibit or other pleading which refers to Protected Materials provided that any such Protected Materials retained by counsel shall remain subject to the provisions of this Protective Order.

32. APPLICABILITY OF OTHER LAW. This Protective Order is subject to the requirements of the Public Information Act(2), the Open Meetings Act(3), and any other applicable law, provided that parties subject to those acts will give the party asserting confidentiality notice, if possible under those acts, prior to disclosure pursuant to those acts.

----------
(2)  TEX. GOV'T CODE ANN. Section 552.111 (Vernon 1994 & Supp. 2004).

(3)  TEX. GOV'T CODE ANN. Section 551.001 (Vernon 1994 & Supp. 2004).

DOCKET NO. _____                PROTECTIVE ORDER                   PAGE 15 OF 18


33. PROCEDURES FOR RELEASE OF INFORMATION UNDER ORDER. If required by order of a governmental or judicial body, the Reviewing Party may release to such body the confidential information required by such order; provided, however, that (i) the Reviewing Party shall notify the party asserting confidentiality of such order at least five (5) calendar days in advance of the release of the information in order for the party asserting confidentiality to contest any release of the confidential information;
     (ii) the Reviewing Party shall notify the producing party that there is a request for such information within five (5) calendar days of the date the Reviewing Party is notified of the request for information; and (iii) the Reviewing Party shall use its best efforts to prevent such materials from being disclosed to the public. The terms of this Protective Order do not preclude the Reviewing Party from complying with any valid and enforceable order of a state or federal court with competent jurisdiction specifically requiring disclosure of Protected Materials earlier than contemplated herein.

34. BEST EFFORTS DEFINED. The term "best efforts" as used in the preceding paragraph requires that the Reviewing Party attempt to ensure that disclosure is not made unless such disclosure is pursuant to a final order of a Texas governmental or Texas judicial body or written opinion of the Texas Attorney General which was sought in compliance with the Public Information Act. The Reviewing Party is not required to delay compliance with a lawful order to disclose such information but is simply required to timely notify the party asserting confidentiality, or its counsel, that it has received a challenge to the confidentiality of the information and that the Reviewing Party will either proceed under the provisions of Section
     552.301 of the Public Information Act, or intends to comply with the final governmental or court order.

35. NOTIFY DEFINED. "Notify" for purposes of Paragraphs 33 and 34 shall mean written notice to the party asserting confidentiality at least five (5) calendar days prior to release; including when a Reviewing Party receives a request under the Public Information Act. However, the Commission or OPC may provide a copy of Protected Materials to the Open Records Division of the OAG as provided herein.

DOCKET NO. _____                PROTECTIVE ORDER                   PAGE 16 OF 18


36. REQUESTS FOR NON-DISCLOSURE. If the producing party asserts that the requested information should not be disclosed at all, or should not be disclosed to certain parties under the protection afforded by this Order, the producing party shall tender the information for in camera review to the presiding officer within ten (10) calendar days of the request. At the same time, the producing party shall file and serve on all parties its argument, including any supporting affidavits, in support of its position of non-disclosure. The burden is on the producing party to establish that the material should not be disclosed. The producing party shall serve a copy of the information under the classification of Highly Sensitive Protected Material to all parties requesting the information that the producing party has not alleged should be prohibited from reviewing the information.

     Parties wishing to respond to the producing party's argument for non-disclosure shall do so within five working days. Responding parties should explain why the information should be disclosed to them, including why disclosure is necessary for a fair adjudication of the case if the material is determined to constitute a trade secret. If the presiding officer finds that the information should be disclosed as Protected Material under the terms of this Protective Order, the presiding officer shall stay the order of disclosure for such period of time as the presiding officer deems necessary to allow the producing party to appeal the ruling to the commission.

37. SANCTIONS AVAILABLE FOR ABUSE OF DESIGNATION. If the presiding officer finds that a producing party unreasonably designated material as Protected Material or as Highly Sensitive Protected Material, or unreasonably attempted to prevent disclosure pursuant to Paragraph 36, the presiding officer may sanction the producing party pursuant to P.U.C. PROC. R. 22.161.

38. MODIFICATION OF PROTECTIVE ORDER. Each party shall have the right to seek changes in this Protective Order as appropriate from the presiding officer.

39. BREACH OF PROTECTIVE ORDER. In the event of a breach of the provisions of this Protective Order, the producing party, if it sustains its burden of proof required to establish the right to injunctive relief, shall be entitled to an injunction against

DOCKET NO. _____                PROTECTIVE ORDER                   PAGE 17 OF 18


     such breach without any requirements to post bond as a condition of such relief. The producing party shall not be relieved of proof of any element required to establish the right to injunctive relief. In addition to injunctive relief, the producing party shall be entitled to pursue any other form of relief to which it is entitled.

                                  ATTACHMENT A

                         PROTECTIVE ORDER CERTIFICATION

     I certify my understanding that the Protected Materials are provided to me pursuant to the terms and restrictions of the Protective Order in this docket, and that I have been given a copy of it and have read the Protective Order and agree to be bound by it. I understand that the contents of the Protected Materials, any notes, memoranda, or any other form of information regarding or derived from the Protected Materials shall not be disclosed to anyone other than in accordance with the Protective Order and unless I am an employee of the Commission or OPC shall be used only for the purpose of the proceeding in Docket No. _____. I acknowledge that the obligations imposed by this certification are pursuant to such Protective Order. Provided, however, if the information contained in the Protected Materials is obtained from independent public sources, the understanding stated herein shall not apply.


-------------------------------------   ----------------------------------------
Signature                               Party Represented

-------------------------------------   ----------------------------------------
Printed Name                            Date

I certify that I am eligible to have access to Highly Sensitive Protected Material under the terms of the Protective Order in this docket.


-------------------------------------   ----------------------------------------
Signature                               Party Represented

-------------------------------------   ----------------------------------------
Printed Name                            Date

DOCKET NO. _____                PROTECTIVE ORDER                   PAGE 18 OF 18


                                  ATTACHMENT B

I request to view/copy the following documents:

Document Requested   # of Copies   Non-Confidential   Confidential &/or HS
------------------   -----------   ----------------   --------------------



-------------------------------------   ----------------------------------------
Signature                               Party Represented

-------------------------------------   ----------------------------------------
Printed Name                            Date

                          PROPOSED PROCEDURAL SCHEDULE

       DATE                                     EVENT
       ----                                     -----
December 2, 2004    Application is filed at the Commission

December 2, 2004    Discovery begins on all parties. Responses to RFIs are due within 10 calendar days. Objections to RFIs are due within 5 calendar days; motions to compel are due within 3 business days after objections are received.

December 13, 2004   Deadline for motions on material deficiency of application

December 14, 2004   First prehearing conference

December 15, 2004   Deadline for publishing notice (assuming approval of notice content and form at first prehearing conference)

December 20, 2004   Reply to motions on material deficiency due

December 21, 2004   Settlement conference

January 3, 2005     Intervention deadline

January 7, 2005     Deadline to file RFIs and take depositions of CenterPoint
                    Houston witnesses

January 7, 2005     Objections to CenterPoint Houston's testimony due

January 7, 2005     Intervenor testimony due

January 14, 2005    Staff testimony due

January 14, 2005    Reply to objections to CenterPoint Houston's testimony due

January 21, 2005    Intervenor cross-answering testimony

January 28, 2005    Objections to Intervenor and Staff testimony due

January 28, 2005    Deadline for discovery on Intervenor and Staff testimony

January 29, 2005    CenterPoint Houston's rebuttal testimony due

February 1, 2005    Hearing on the merits begins (no more than 4 days)

February 9, 2005    Initial briefs due

February 10, 2005   Discussion at Open Meeting

February 16, 2005   Reply briefs due

February 24, 2005   Approval of order at Open Meeting

March 2, 2005       Final order issued on or before this date (90 days after the application is filed)

                          FORM OF PUBLIC AND REP NOTICE

               NOTICE OF APPLICATION OF CENTERPOINT ENERGY HOUSTON
                       ELECTRIC, LLC FOR A FINANCING ORDER

On December 2, 2004, CenterPoint Energy Houston Electric, LLC ("CenterPoint Houston") filed with the Public Utility Commission of Texas ("Commission") an application for a financing order to securitize qualified costs (the "Application") as allowed by Subchapter G of Chapter 39 of the Public Utility Regulatory Act ("PURA") and Commission Substantive Rule 25.263. The Application, if approved, will affect all retail electric providers ("REPs") serving end-use retail electric customers in CenterPoint Houston's certificated service territory as it existed on May 1, 1999, and may affect the retail electric customers of those REPs depending on how the REPs are required to or choose to pass along to their retail electric customers CenterPoint Houston's transition charges resulting from this Application.

Pursuant to PURA Section 39.301 et seq. and Commission Substantive Rule 25.263, CenterPoint Houston is permitted to recover qualified costs through irrevocable nonbypassable transition charges assessed on substantially all retail electric customers within its certificated service territory as it existed on May 1, 1999. The amount and terms for collections of these transition charges will be governed by a financing order issued by the Commission. CenterPoint Houston can then transfer its rights and interests under a financing order, including the right to impose, collect, and receive transition charges, to a special purpose entity formed by CenterPoint Houston to issue debt securities secured by the right to receive revenues arising from the transition charges. CenterPoint Houston's right to receive the transition charges, all revenues and collections resulting from the transition charges, and its other rights and interests under a financing order, upon transfer to the special purpose entity, constitute transition property.

CenterPoint Houston will sell the transition property to a special purpose entity owned by CenterPoint Houston and that entity will then issue transition bonds for a term not to exceed 15 years. The transition bonds will be secured primarily by the transition property. The transition charges authorized under the financing order will provide the sole source of revenue for payment of the transition bonds. CenterPoint Houston will use the proceeds it receives from the sale of the transition property to reduce the debt and equity on its regulatory books. CenterPoint Houston and any successor servicer of the transition bonds will bill and collect transition charges from the REPs serving end-use retail electric customers in CenterPoint Houston's certificated service territory as it existed on May 1, 1999.

On November 23, 2004, the Commission issued an order in Docket No. 29526 determining that CenterPoint Houston is entitled pursuant to PURA Section 39.262 to recover $2,300,888,665 of costs associated with the transition to competitive retail markets and all excess mitigation credits provided by CenterPoint Houston after August 31, 2004. Pursuant to the terms of the order in Docket No. 29526, the balance accrues interest until the balance is collected.

In the Application, CenterPoint Houston requests a financing order to issue transition bonds in the original principal amount not to exceed (1) the total true-up balance ($2,300,888,665) determined by the Commission in Docket No. 29526 plus (a) the amount of excess mitigation


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credits provided by CenterPoint Houston after August 31, 2004, through the date of issuance of the transition bonds, (b) interest accrued after August 31, 2004, through the date of issuance of the transition bonds, and (c) up-front qualified costs, minus (2) an amount to reflect the present value of the benefits associated with accumulated deferred federal income taxes that relate to the stranded costs and regulatory assets as of August 31, 2004. CenterPoint Houston also proposes to include as qualified costs the costs of possible swap or hedge agreements entered into under certain circumstances described in the Application and the costs of credit enhancements relating to marketability of the transition bonds. CenterPoint Houston also requests approval of the structure of the proposed securitization financing, transition charges in an amount sufficient to recover the qualified costs, and approval of the form of Schedule TC2 to implement those transition charges.

Persons with questions or who want more information about the Application may contact CenterPoint at 1111 Louisiana, Houston, Texas 77002 or by calling Bunny Browning at 713-207-5567. A complete copy of the Application is available for inspection at the address listed above.

Pursuant to PURA Section 39.303(e), the Commission must issue an Order no later than 90 days after the Application was filed. The Commission has assigned Docket No. [____] to the Application and the proceeding. Persons who wish to intervene in or comment upon these proceedings should notify the Commission as soon as possible, as an intervention deadline will be imposed. Unless otherwise ordered by the presiding officer, requests to intervene must be filed by [date]. A request to intervene or for further information should be mailed to the Public Utility Commission of Texas, P.O. Box 13326, Austin, Texas 78711-3326. Further information may also be obtained by calling the Public Utility Commission at
(512) 936-7120 or (888) 782-8477. Hearing- and speech-impaired individuals with text telephones (TTY) may contact the Commission at (512) 936-7136.


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                        FORM OF NOTICE TO MUNICIPALITIES

December 2, 2004

[Mayor, City Secretary or other appropriate official]
[Name of City]
[Address line 1]
[Address line 2]

     RE: APPLICATION OF CENTERPOINT ENERGY HOUSTON ELECTRIC, LLC FOR A FINANCING ORDER

Dear [Mayor, City Secretary or other appropriate official]:

     On December 2, 2004, CenterPoint Energy Houston Electric, LLC filed with the Public Utility Commission of Texas an application requesting authorization to securitize qualified costs as allowed by Subchapter G of Chapter 39 of the Texas Utilities Code and Commission Substantive Rule 25.263.

     For your convenience, attached is a copy of the application (without attachments) and the executive summary of the application. Should you have any questions concerning this matter or if you wish to receive a copy of the entire application, please contact me at [phone number].

                                        Very truly yours,


                                        [Name]
                                        Service Area Manager

Attachments

Received this _____ day of ____________, 2004


By:
    ---------------------------------
Title:
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